EXHIBIT 99.1

[Topps Letterhead]

August 20, 2007

Mr. Richard McWilliam

Chief Executive Officer

The Upper Deck Company

985 Trade Drive, Suite A

North Las Vegas, Nevada 89030

Dear Mr. McWilliam:

Despite your protestations to the contrary, and your apparent willingness to risk judicial and regulatory sanctions by baseless assurances to the public markets of a genuine interest in consummating your tender offer to acquire Topps, the Board of Directors of Topps has reluctantly concluded that your tender offer purporting to pay $10.75 cash per share to Topps stockholders is not genuine. We have reached this conclusion for the following reasons:

1. Disingenuous Tender. Although your tender offer purports to condition Upper Deck’s obligation to close on a majority of the shares having been tendered to you (a position Upper Deck publicly reiterated as recently as August 9, 2007), your counsel has indicated in the course of their discussions with us that, in fact, you are unwilling to complete the tender offer on that basis and insist on raising the threshold to a 90% minimum tender condition or you will not move forward. This change is not viewed as serving our stockholders in any way. Moreover, you and your advisors have been unable to articulate any reason whatsoever to justify raising the bar from 51% to 90% other than that it provides Upper Deck with greater certainty and less risk. Greater certainty and lower risk associated with a 90% condition were no different when you first commenced your tender offer. However, raising the bar provides our stockholders with LESS certainty and GREATER risk than the proposal for which you took us to court and then publicly rejoiced in your “victory.”

2. Stall Tactics. Despite our best efforts to conclude a consensual agreement with you (another condition of your tender offer), and your assurances over and over that we are “very close,” you have not given us comments on what we believed to be a final draft that we submitted to you more than two weeks ago.

More specifically, it took you and your advisors five full business days to respond to a relatively modest mark-up of the agreement sent to you on August 6, 2007. Your counsel then sent a written response to our counsel late in the evening of Friday, August 10. Our lawyers then spoke with your lawyers on Sunday, August 12 and returned another draft to your counsel on the morning of August 13. With the exception of the minimum tender condition referred to above, we believe the agreement is substantially complete (except for a few blanks to be filled in at signing), and for the past week we have been waiting for you to confirm this. Sometime in the middle of last week, your counsel indicated that they had some light comments and that they were awaiting comments from you. We have yet to receive any comments from them or you, notwithstanding repeated requests.

Subject to our obligations to Tornante-MDP under our existing merger agreement with them, the agreement is in a form which I believe our Board of Directors would be prepared to support. We are today filing this form of agreement with the SEC so our stockholders who are interested can confirm for themselves that this agreement reflects a fully negotiated agreement. Entering into this agreement would remove two of the most significant conditions to your tender offer (the consensual agreement condition and the Section 203 condition), conditions which are now entirely within your control given your refusal to indicate a willingness to execute the agreement.

3. Subterfuge Over Due Diligence. While you have publicly brayed that we are not providing you with the necessary due diligence to move forward (another condition to your tender offer), we have told you time and again (and reiterate again for the record) that once we conclude a consensual agreement with you (but prior to signing, of course), we will provide you with every missing piece of information you have requested. To date, we have provided you with access to an on-line data room and made hundreds of documents and agreements available to you. We have attempted to satisfy each of your information requests, many of which were more detailed than those requested of us by Tornante-MDP. The limited information we have withheld is competitively sensitive information, such as royalty rates on league contracts, player contracts and contributed margin data by SKU. However, you have had available to you aggregate financial and other information that would have enabled any reasonable buyer to have made the appropriate analysis of value, particularly one that is as intimately familiar with our business as Upper Deck.

In addition, we had indicated to you that once the agreement was finalized, Upper Deck would be provided the remaining diligence in two or three stages, with the most sensitive information to be provided last. We told you that we would provide the information to you as fast as your team could review it and that at the end of each stage we would request that you confirm that nothing had come to your attention to make Upper Deck decide it no longer wished to pursue the acquisition of Topps. We expected that the entire process could be completed in 1-2 business days (given that the vast bulk of the diligence materials have already been made available to you), although you have steadfastly refused to commit to any timeframe. Our proposal struck us as a reasonable balance between Topps’ interest in limiting the competitive harm that might result if we convey all of our competitively sensitive information to Upper Deck and Upper Deck elects for any reason not to proceed, and Upper Deck’s stated interest in completing its due diligence review of Topps.

As of the last conversation between our counsels, you have been unwilling to agree to any staging of the diligence, and have demanded that all of the remaining diligence be provided to you at one time (without providing any reason whatsoever). We also asked whether you could provide us with some indication of the type of information that you might discover during the remaining diligence process that would cause Upper Deck to abandon the acquisition, since we are unable to conjure up a single thing that could produce such a result (given that you have all of the financial information in the aggregate already), a request to which you have stonewalled rather than providing a response.

In fact, what we did receive for our efforts to satisfy your diligence condition were two new long lists of additional due diligence materials in the past week, one related to taxes and one related to information technology. Inexplicably, you have also thrown in a request to now meet with our key international personnel located in various parts of the world. This smacks of delay tactics. You have been looking at Topps for months and we are a public company. We have confirmed that you would see everything and yet you stall by making further new requests. Far from acting like a motivated buyer, you are acting like a spoiler — a competitor intent on destabilizing your competitor’s business.

4. Reluctance To Consummate. Perhaps you are unable to complete the offer for which you sought judicial relief to put forth publicly. You are a privately held business and we know nothing of your finances. You have been unwilling to share any such information with us. Yet, under the terms of your pending tender offer, some portion of the purchase price needs to be furnished by Upper Deck and no one (including our stockholders) has any idea whether Upper Deck has the financial wherewithal to satisfy this obligation. Instead, you have hidden behind arguments that your financial data is competitively sensitive information – you have even refused to furnish Topps or our financial advisors with a copy of Upper Deck’s consolidated balance sheet, which could give our board some sense as to your financial wherewithal. Perhaps you are able to complete the offer but unwilling to do so for some reason other than to destabilize Topps. It is time for you to own up to your true intentions. We demand that you immediately do so, so that the disruption to the trading of our stock in the public markets which you have now caused for months will come to an end.

We have continued to negotiate with you in good faith in the hopes of getting Topps stockholders more consideration than Tornante-MDP is offering. Perhaps we (as well as our stockholders) ignored the many warning signs that you had no intention of following through on your offer because we all hoped that it was real.

5. We Must Protect Our Stockholders. One final point — even if we were inclined to give you relief from your tender offer and agree to a minimum tender condition of more than 51%, we can have no confidence that such a higher threshold is in the best interest of our stockholders, nor is it necessarily achievable. That is in part because Crescendo, one of our largest stockholders, has been unwilling to apprise our Board that your $10.75 offer, if real, is acceptable to them. Crescendo has been equally unwilling to confirm that they would not solicit proxies against a $10.75 offer. Given your peculiar behavior, there is no way we would put our stockholders in harm’s way by risking the possibility that your tender offer would not close and, thus, our stockholders would have to wait months to receive their consideration, and bear all of the attendant transaction risk during that time.

For all of the above reasons, unless you respond to us by 5:00 p.m. (New York time) on Wednesday, August 22, 2007, indicating in writing that you are prepared to execute the draft merger agreement in its present form, including the 50% minimum tender condition initially proposed by you or, alternatively, providing us with a comprehensive mark-up of such agreement, we can only conclude that your pending tender offer is nothing but a sham. In the event you do not respond in this timeframe, we will instead dedicate our efforts to closing the only real transaction available to Topps stockholders — the Tornante-MDP merger agreement.

Sincerely,
/s/ Allan A. Feder
Allan A. Feder, Lead Director

cc:	Securities and Exchange Commission

Joshua Grode, Esq.

Encl.	Latest draft of merger agreement

submitted by Topps to Upper Deck